Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

BROWN SHOE COMPANY, INC.

February 1, 2014

Name	State or Country of Incorporation

B&H Footwear Company Limited (51% owned)	Hong Kong
Bennett Footwear Group, LLC	Delaware
Brown Cayman Ltd.	Cayman Islands
Brown Group Dublin Limited	Ireland
Brown Group Retail, Inc.	Pennsylvania
Brown Retail Development Company	Louisiana
Brown Shoe Company of Canada Ltd	Canada
Brown Shoe International Corp.	Delaware
Brown Shoe International Sales and Licensing S.r.l.	Italy
Brown Shoe International Sales and Licensing Limited	Hong Kong
Brown Shoe International (Macau) Company Limited	Macau
Brown International Netherlands Holdings C.V.	Netherlands
Brown Shoe Investment Company, Inc.	Delaware
Brown Shoe Netherlands B.V.	Netherlands
Brown Shoe Service Company Limited	Hong Kong
Brown Shoe Services Corporation	Ohio
Brownshoe Service (Macau) Company Limited	Macau
Buster Brown & Co.	Missouri
DongGuan B&H Footwear Company Limited (51% owned)	China
DongGuan Brown Shoe Company Limited	China
DongGuan Leeway Footwear Company Limited	China
Edelman Shoe, Inc.	Delaware
Great Prosper Profits Corporation	British Virgin Islands
Leeway International Company Limited	Hong Kong
Pagoda International Corporation do Brazil, LTDA	Brazil
Pagoda International Footwear Limited	Hong Kong
Pagoda International Footwear (Macau Commercial Offshore) Limited	Macau
Putian Brown Shoe Company Limited	China
Shoes.com, Inc.	Delaware
Sidney Rich Associates, Inc.	Missouri
Whitenox Limited	Hong Kong
Wooden Shoe International, LLC	Delaware

Exhibit 21

Subsidiaries of the Registrant (Continued)

Brown Group Retail, Inc. does business under the following names:

Dr. Scholl’s

Factory Brand Shoes

Famous Footwear

Naturalizer

Naturalizer Outlet

Sam Edelman

Brown Shoe Company of Canada Ltd does business under the following names:

Famous Footwear

Naturalizer

Naturalizer Outlet